U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Waveland Capital Management, L.P. Clincher Capital Corporation
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   (Last)                           (First)             (Middle)

   227 West Monroe, Suite 4800
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                                    (Street)

   Chicago                         Illinois              60606
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Heartland Partners, L.P. (AMEX:HTL)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year
     July 2001


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Class A Limited Partnership Units     07/31/01       P               400         A      $13.9875  400            I         (1)

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Class A Limited Partnership Units                                                                  327,089       I         (2)
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(1)  Units are held in an account for which Waveland Capital Management, L.P. serves as the investment advisor.  Thus, Waveland
     Capital Management, L.P. and Clincher Capital Corporation, its general partner, may be deemed to have an indirect beneficial ownership interest in such Units.

(2)  Units are beneficially owned by an entity of which Waveland Capital Management, L.P. is the investment advisor.  Thus, the
     Reporting Persons may be deemed to have an indirect beneficial ownership interest in such Units.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)



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


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

WAVELAND Capital Management, L.P.
By:  Clincher Capital Corporation, as general partner


 /s/  David S. Richter                                     August 10, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
         David S. Richter, President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                   ATTACHMENT

     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 4(b)(v) of Form 4, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Statement of Changes in Beneficial Ownership (Statement for July 2001 ) regarding certain Class A Limited Partnership Units of Heartland Partners, L.P. (AMEX: HTL):


        WAVELAND CAPITAL MANAGEMENT, L.P.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606
        By: Clincher Capital Corporation
              Its: General Partner

              By:  /s/ David S. Richter
                 ----------------------------------
                   David S. Richter, President

        CLINCHER CAPITAL CORPORATION
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By: /s/ David S. Richter
           -----------------------------------
                David S. Richter, President



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